Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 27, 2025, except for the effects of the common and preference share subdivision discussed in Note 1 to the consolidated financial statements, as to which the date is July 14, 2025, relating to the financial statements and financial statement schedules, which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-288435) of Accelerant Holdings. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to Registration statement on Form S-1 (No. 333-288435) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 23, 2025